As filed with the Securities and Exchange Commission on October 31, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VISION BANCSHARES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Alabama	63-1230752
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2201 West 1st Street

Gulf Shores, Alabama 36542

(Address, Including Zip Code, of Principal Executive Offices)

Vision Bancshares, Inc.

Incentive Stock Compensation Plan

(Full Title of the Plan)

J. Daniel Sizemore Vision Bancshares, Inc. 2201 West 1st Street Gulf Shores, Alabama 36542	with copies to: Michael D. Waters, Esq. Balch & Bingham LLP 2 Dexter Avenue Montgomery, Alabama 36104
(Name, Address and Telephone Number of Agent for Service)

(251) 967-4212

(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $1.00	450,000	$16.50	$7,425,000.00	$600.68

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, the number of shares of securities registered in this Registration Statement will be increased as a result of future stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rule 457 of the Securities Act of 1933, as amended, the offering price is estimated solely for the purpose of determining the registration fee and is based on the average of the high and low prices of the common stock of Vision Bancshares, Inc. on October 16, 2003, as reported on the OTC Bulletin Board.

PART I

EXPLANATORY NOTE

Vision Bancshares, Inc. (“the Registrant”) is filing this Registration Statement on Form S-8 in order to register 450,000 shares of common stock, $1.00 par value per share (the “Common Stock”), to be offered or sold pursuant to the terms and conditions of the Vision Bancshares, Inc. Incentive Stock Compensation Plan, as amended and restated (the “Plan”).

A prospectus meeting the requirements of Part I of Form S-8 has been prepared. Such prospectus is not included in this Registration Statement but will be delivered to all participants in the Plan pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(1) The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002;

(2) The Registrant’s Quarterly Reports on Form 10-QSB for the period ended June 30, 2003; and

(3) The description of the Registrant’s common stock included in the Registration Statement on Form SB-2, filed with the Commission on January 29, 2002.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is an Alabama corporation. Section 10-2B-8.50 et. seq. of the Alabama Business Corporation Act (the “ABCA”) empowers an Alabama corporation to indemnify any person who is made a party to any proceeding because he or she is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer or director in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

An Alabama corporation may not indemnify officers and directors in connection with any action by or in the right of the corporation in which the officer or director is adjudged to be liable to the corporation, or any other action charging improper personal benefit to the officer or director in which the officer or director is adjudged to be liable to the corporation on the basis that personal benefit was improperly received by him or her.

Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys’ fees) which he actually and reasonably incurred in connection therewith.

The indemnification provided by statute (discussed above) is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s bylaws, agreement, vote or otherwise.

The Registrant’s Articles of Incorporation provides that a director shall not be held personally liable to the Registrant or its shareholders for monetary damages for any action taken, or any failure to take any action as a director, except this provision shall not eliminate the liability of a director for (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) an intentional infliction of harm on the Registrant or the shareholders; (iii) a violation of Section 10-2B-8.33 of the Alabama Business Corporation Act (regarding unlawful distributions); (iv) an intentional violation of criminal law; or (v) a breach of a director’s duty of loyalty to the Registrant or its shareholders. It is the intention that the directors of the Registrant be protected from personal liability to the fullest extent permitted by the Alabama Business Corporation Act as it now or hereafter exists. If at any time in the future the Alabama Business Corporation Act is modified to permit further or additional limitations on the extent to which directors may be held personally liable to the Registrant, the protection afforded by these provisions in the Registrant’s Articles of Incorporation shall be expanded to afford the maximum protection permitted under such law.

The Registrant’s Bylaws provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals and whether formal or informal by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent authorized by Alabama Law against all expense, liability and loss reasonably incurred by such indemnitee in such action, suit or proceeding. The Registrant’s Bylaws also provide for mandatory advancement of expenses to such indemnitees, provided certain conditions are satisfied.

The Registrant’s Bylaws also provide that the Registrant may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant or of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Name

5	Opinion of Balch & Bingham LLP

10.1	Incentive Stock Compensation Plan included at Exhibit 10.1 of the Registrant’s Registration Statement on Form SB-2 (File Number 333-88073) and incorporated herein by reference

10.2	Resolutions of Registrant’s Directors to Amend Registrant’s Incentive Stock Compensation

23.1	Consent of Morrison & Smith LLP

23.2	Consent of Balch & Bingham LLP included in Exhibit 5 to this Registration Statement

24	Power of Attorney

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gulf Shores, State of Alabama, on this 24th day of October, 2003.

VISION BANCSHARES, INC., an Alabama corporation

By:	/s/ J. Daniel Sizemore

J. Daniel Sizemore
Chairman, President and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby appoints J. Daniel Sizemore as his or her true and lawful attorney-in-fact with the authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all (1) amendments (including without limitation post-effective amendments) to this Registration Statement on Form S-8 or (2) additional Registration Statements which may be filed pursuant to General Instruction E to Form S-8 to register additional securities under the employee benefit plan named herein, as may be necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission in respect thereof, which amendments or additional Registration Statements may make such other changes as the aforesaid attorney-in-fact executing the same deems appropriate.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title
/s/ Warren Banach, MD	Director
Warren Banach, MD

/s/ Gordon Barnhill, Jr.	Director
Gordon Barnhill, Jr.

/s/ R. J. Billingsley, Sr.	Director
R. J. Billingsley, Sr.

/s/ William E. Blackmon	Chief Financial Officer Chief Accounting Officer
William E. Blackmon

Director
J. Donald Boggus, Jr.

/s/ Julian Brackin	Director
Julian Brackin

/s/ James D. Campbell, Sr.	Director
James D. Campbell, Sr.

Director
Joe C. Campbell

/s/ Joey W. Ginn	Director
Joey W. Ginn

/s/ Charles S. Isler, III	Director
Charles S. Isler III

/s/ Robert S. McKean	Director
Robert S. McKean

/s/ William D. Moody	Director
William D. Moody
Director

Paige Dawson Ogletree

/s/ James Ray Owen, Jr.	Director
James Ray Owen, Jr.

/s/ Donald W. Peak	Director
Donald W. Peak

/s/ Rick A. Phillips	Director
Rick A. Phillips

/s/ Daniel W. Scarborough, MD	Director
Daniel W. Scarborough, MD

/s/ J. Daniel Sizemore	Chairman and Chief Executive Officer
J. Daniel Sizemore

/s/ George W. Skipper	Director
George W. Skipper

/s/ Thomas Gray Skipper	Director
Thomas Gray Skipper

/s/ J. Douglas Warren	Director
J. Douglas Warren
Director

Patrick Willingham

/s/ Royce T. Winborne	Director
Royce T. Winborne